COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
 IN DREYFUS FLORIDA INTERMEDIATE MUNICIPAL BOND FUND
 AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


 EXHIBIT A:


                       LEHMAN BROTHERS
   PERIOD                  10-YEAR                DREYFUS FLORIDA
                          MUNICIPAL                INTERMEDIATE
                        BOND INDEX *              MUNICIPAL BOND FUND

   1/21/92                     10,000                    10,000
  12/31/92                     10,869                    10,935
  12/31/93                     12,257                    12,339
  12/31/94                     11,672                    11,732
  12/31/95                     13,676                    13,373
  12/31/96                     14,297                    13,821


*Source: Lehman Brothers